UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Beach First National Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

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Beach First National Bancshares, Inc.
1550 Oak Street
Myrtle Beach, South Carolina 29577

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholders:

        We cordially invite you to attend the 2006 Annual Meeting of Shareholders of Beach First National Bancshares, Inc., the holding company of Beach First National Bank. At the meeting, we will report on our performance in 2005 and answer your questions. We are excited about our accomplishments in 2005 and look forward to discussing both our accomplishments and our 2006 plans with you. We hope that you can attend the meeting and look forward to seeing you there.

        This letter serves as your official notice that we will hold the meeting on April 19, 2006, at 2:00 p.m. at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577, for the following purposes:

1.	To elect five members to our Board of Directors; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on March 3, 2006 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our offices prior to the meeting. In addition to the specific matters to be acted upon, there also will be a report on our operations, and our directors and officers will be present to respond to your questions.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By Order of the Board of Directors,

Walter E. Standish, III
President & Chief Executive Officer

Myrtle Beach, South Carolina
March 20, 2006

Beach First National Bancshares, Inc.
1550 Oak Street
Myrtle Beach, South Carolina 29577

Proxy Statement

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 19, 2006

        Our Board of Directors is soliciting proxies for the 2006 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

        The board set March 3, 2006 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 3,169,958 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint Raymond E. Cleary, III and Richard N. Burch as your representatives at the meeting. Messrs. Cleary and Burch will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, the shares will be voted in favor of all proposals set forth herein. However, if any other matters come before the meeting, Messrs. Cleary and Burch will vote your proxy on such matters in accordance with their judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 20, 2006.

Proposal No. 1:    Election of Directors

        The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class II directors will expire at the meeting. The terms of the Class III directors expire at the 2007 Annual Shareholders Meeting. The terms of the Class I directors will expire at the 2008 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III

Raymond E. Cleary, III, DDS	Michael Bert Anderson	James C. Yahnis
Joe N. Jarrett, Jr., MD	Bartlett Buie	Samuel Robert Spann, Jr.
Richard E. Lester	Michael D. Harrington	B. Larkin Spivey, Jr.
Don J. Smith	Rick H. Seagroves	Leigh Ammons Meese
	Walter E. Standish, III	E. Thomas Fulmer

        Shareholders will elect five nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2009 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected.

        The Board of Directors recommends that you elect Michael Bert Anderson; Bartlett Buie; Michael D. Harrington; Rick H. Seagroves; and Walter E. Standish, III as Class II directors.

        If you submit a proxy but do not specify how you would like it to be voted, Messrs. Burch and Cleary will vote your proxy to elect Messrs. Anderson, Buie, Harrington, Seagroves and Standish. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Burch and Cleary will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees. Each of the nominees is also an organizer and director of our subsidiary, Beach First National Bank, with the exception of Mr. Standish, who joined us in March 2000.

The Board unanimously recommends a vote FOR these nominees

        Michael Bert Anderson, 46, is a managing partner in the Patricia Hotels, Coral Beach Resort, and the Bay Watch Resorts, and has been in the resort management business since 1980. Mr. Anderson also serves on the boards of the Downtown Redevelopment Corporation of Myrtle Beach and the Waccamaw Regional Transit Authority. He has been a director of our company and our bank since our formation in 1995.

        Bartlett Buie, 57, is a certified public accountant who owns and operates the accounting firm Bartlett Buie, CPA, PA, in Myrtle Beach, South Carolina. A certified public accountant since 1974, Mr. Buie has more than 30 years experience in business. He has been a director of our company and our bank since our formation in 1995.

        Michael D. Harrington, 58, is president and general manager of Harrington Construction Company, Inc., a Myrtle Beach general contracting firm organized in 1979. He has been a director of our company and our bank since our formation in 1995.

        Rick H. Seagroves, 49, is the owner and chief executive officer of Southeast Restaurants Corporation, which operates 40 Pizza Hut restaurants in eastern South Carolina, and is a franchisee with T.G.I. Friday’s restaurant group. Mr. Seagroves has served in the franchise restaurant business for nearly 30 years. He has been a director of our company and our bank since our formation in 1995.

        Walter E. Standish, III, 55, is the president and chief executive officer of Beach First National Bancshares, Inc., Beach First National Bank and subsidiaries. Prior to joining us in March 2000, Mr. Standish served Bank of America and its predecessors for more than 25 years.

        Set forth below is also information about each of our other directors. Each director is also an organizer and a director of Beach First National Bank with the exception of Ms. Meese and Mr. Fulmer, who were appointed as directors of our company and bank in 2001 and 2003, respectively

        Dr. Raymond E. Cleary, III, 57, is chairman of the board of Beach First National Bancshares, Inc. and Beach First National Bank. He has been a practicing general dentist in Surfside Beach, South Carolina for nearly 30 years. In 2004, Dr. Cleary was elected a South Carolina state senator for District No. 34 covering Charleston, Georgetown, and Horry Counties. He has been a director of our company and our bank since our formation in 1995.

        E. Thomas Fulmer, 58, is the owner of Beachcomber Realty, a North Myrtle Beach real estate firm that specializes in sales, rentals, and time-shares. Prior to founding Beachcomber Realty in 1985, Mr. Fulmer worked in the banking industry, serving the former First Palmetto Bank as a senior vice president and member of the board of directors. He has been a director of our holding company and our bank since 2003.

        Dr. Joe N. Jarrett, Jr., 57, is a board certified orthopedic surgeon with Strand Orthopedic Consultants, LLC, in Myrtle Beach, South Carolina, and has been practicing medicine for more than 25 years. He has been a director of our company and our bank since our formation in 1995.

        Richard E. Lester, 62, practices real estate law with the firm of Van Osdell, Lester, Howe, & Lester, P.A., and was admitted to the South Carolina Bar in 1969. A retired municipal judge for the City of Myrtle Beach, Mr. Lester has been a director of our holding company and our bank since our formation in 1995.

        Leigh Ammons Meese, 35, was named president of the Sea Mist Resort and corporate secretary of Family Kingdom Amusement Park in 2003, after serving as their legal counsel for six years. Admitted to the South Carolina Bar in 1995, Ms. Meese was an associate specializing in employment litigation with Bellamy, Rutenberg, Copeland, Epps, Gravely & Bowers, PA, until joining the family business in spring 1997. She has been a director of our holding company and our bank since 2001.

        Don J. Smith, 54, is president of Chicora Development and Coldwell Banker Chicora Real Estate, a real estate firm serving the Myrtle Beach and Grand Strand areas. Mr. Smith has been in the real estate business for more than 30 years. He has been a director of our company and our bank since our formation in 1995.

        Samuel Robert Spann, Jr., 57, has served as president and chief executive officer of Spann Roofing and Sheet Metal, Inc. since 1975. He has been a director of our company and our bank since our formation in 1995.

        B. Larkin Spivey, Jr., 65, is President of Birch Canoe Campground, Inc., which owns a Kampgrounds of America (“KOA”) franchised camping resort. He is the general manager of Spivey Company, LLC, managing commercial real estate in Myrtle Beach and Conway, South Carolina. He is also a Christian writer and speaker, and author of God in the Trenches (Allegiance Press, 2001) and Miracles of the American Revolution (Allegiance Press, 2004). He has been a director of our holding company and our bank since our formation in 1995.

        James C. Yahnis, 50, is an owner of The Yahnis Company, a beverage wholesale company in Myrtle Beach, Florence, and Columbia South Carolina. Mr. Yahnis was previously in the real estate appraisal business for more than 15 years, and has been active in beverage wholesaling for 15 years. He has been a director of our holding company and our bank since our formation in 1995.

Set forth below is also information about each of our executive officers.

        Richard N. Burch, 47, is an executive vice president, chief financial officer and secretary of Beach First National Bancshares Inc., Beach First National Bank and subsidiaries. He has more than 23 years of banking experience and has been with Beach First National Bank for five years. He previously served The Anchor Bank as senior vice president and director of operations.

        M. Katharine (“Katie”) Huntley, 55, is an executive vice president and chief credit officer of Beach First National Bank and assistant secretary of our holding company. Ms. Huntley has nearly 33 years of experience in administrative banking and finance.

        Julien E. Springs, 49, is an executive vice president and business development officer for Beach First National Bank. He has more than 26 years of experience in banking and loan production in the Myrtle Beach area. Mr. Springs previously served The Anchor Bank as a senior vice president and was its city executive for the Myrtle Beach market for four years.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

        The following table shows the compensation we paid for the years ended December 31, 2003 through 2005 to our chief executive officer and president and for all other executive officers who earned over $100,000 for the year ended 2005 (collectively, the “named executive officers”). The option amounts have been adjusted for the three-for-two stock split completed in 2004.

Summary Compensation Table

Annual Compensation				Long Term
				Compensation
		Salary	Bonus	Securities	All Other
Name and Principal Position	Year	$(1)	$(2)	Underlying Options	Compensation

Walter E. Standish, III	2005	153,000	256,021	-	30,136	(3)
President	2004	152,800	118,782	7,500	19,399
Chief Executive Officer	2003	137,600	79,929	-	12,209

Richard N. Burch	2005	116,000	60,000	-	9,133	(4)
Executive Vice President	2004	100,000	30,000	7,500	6,533
Chief Financial Officer	2003	89,800	21,000	7,500	4,704

Mary Katharine Huntley	2005	123,000	60,000	-	25,667	(5)
Executive Vice President	2004	111,611	33,000	7,500	19,264
Chief Credit Officer	2003	101,800	25,000	7,500	13,877

Julien E. Springs	2005	106,000	60,000	-	12,915	(6)
Executive Vice President	2004	100,000	30,000	7,500	9,055
	2003	89,200	21,000	7,500	6,334

(1)	All compensation, including fringe benefits, is paid by our bank. The amount of perquisites and other personal benefits received did not exceed the lesser of either $50,000 or 10% of the named executive officer’s salary and bonus.

(2)	Reflects bonuses earned for the fiscal year 2005.

(3)	Includes 401K contributions of $10,080 and imputed income from deferred compensation plan of $15,730 and imputed income from term life insurance premiums of $4,326.

(4)	Includes 401K contributions of $5,050 and imputed income from deferred compensation plan of $2,850 and imputed income from term life insurance premiums of $1,233.

(5)	Includes 401K contributions of $5,435 and imputed income from deferred compensation plan of $17,035 and imputed income from term life insurance premiums of $3,197.

(6)	Includes 401K contributions of $7,089 and imputed income from deferred compensation plan of $4,448 and imputed income from term life insurance premiums of $1,378.

Employment Agreements

        We entered into an employment agreement with Mr. Standish to serve as our company’s and bank’s president and chief executive officer, on February 24, 2004 and amended on December 21, 2005. The employment agreement provides for a salary of $150,000 per annum. The agreement also provides that Mr. Standish is entitled to receive a cash bonus equal to 5% of the net pre-tax income of our company at year end as determined in each case in accordance with generally accepted accounting principles. Mr. Standish is eligible to participate in our retirement, welfare, and other benefit programs and is entitled to a life insurance policy, use of an automobile, and reimbursement for club dues and travel and business expenses. The agreement provides for an initial term ending on March 20, 2006. In the event of a change in control, the term will automatically extend for an additional three years. Furthermore, in the event of a change in control, any restrictions on outstanding incentive awards (including restricted stock and stock options) will lapse and all awards will vest immediately. During his employment and for a period of two years following the termination of his employment, Mr. Standish may not (a) become engaged or employed in a similar business or venture as our business within Horry County, South Carolina, or (b) solicit our customers or potential customers for the purpose of providing financial services.

Aggregated Option Exercise in Last Fiscal Year and Year-end Option Values

	Shares
	Acquired	Dollar	Number of Securities		Value of Unexercised
	on	Value	Underlying Unexercised		In-the-Money Options at
	Exercise	Realized	Options at Fiscal Year End		Fiscal Year End
Name	Number	Amount	Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)

Walter E. Standish, III	-	-	45,000	-	$ 730,523	$ -
Richard N. Burch	-	-	19,500	-	$ 191,235	$ -
Mary Katharine Huntley	1,500	$ 25,755	19,000	-	$ 184,180	$ -
Julien E. Springs	-	-	19,500	-	$ 191,235	$ -

(1)	The value of the unexercised in-the-money options was calculated by multiplying the number of shares of common stock underlying the options by the difference between $24.50, which was the closing market price of our common stock on December 31, 2005, and the option exercise price.

Option Grants In Last Fiscal Year

        Pursuant to Beach First National Bancshares, Inc. 1997 Stock Incentive Plan, approved by our shareholders on April 30, 1997 and as amended April 23, 2003 and April 24, 2004, we may grant options for up to 402,702 shares to our officers, directors, and employees. There were no options issued to the named executive officers in 2005.

Compensation of Directors and Executive Officers

Director Compensation

        Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the board of directors. We did not pay any cash directors’ fees during the last fiscal year. However, we may, pursuant to our bylaws, begin to pay directors’ fees at some time in the future. On December 14, 2005, each director, except for Mr. Standish, received 9,000 immediately exercisable stock options at an exercise price of $24.50.

Supplemental Director Retirement Plan

        We instituted a Supplemental Director Retirement Plan (“SDRP”), which is a non-qualified director benefit plan in which we agree to pay the director additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the director. We select the key directors who participate in the SDRP. The SDRP is an unfunded plan, which means there are no specific assets set aside by the company in connection with the establishment of the plan. The director has no rights under the agreement beyond those of a general creditor of the bank. We have entered into SDRP contracts with the 13 directors of the bank. The benefits associated with such persons are as follows:

Name	Year of	Retirement	Annual Retirement	Duration of
	Birth	Age	Benefit	Retirement Benefit
Michael Bert Anderson	1959	68	$ 45,651	17 years
Orvis Bart Buie	1949	68	$ 21,689	17 years
Raymond E. Cleary, III	1948	68	$ 21,689	17 years
E. Thomas Fulmer	1947	68	$ 20,270	17 years
Michael D. Harrington	1947	68	$ 20,270	17 years
Joe N. Jarrett, Jr	1949	68	$ 21,689	17 years
Richard E. Lester	1943	68	$ 15,464	17 years
Leigh Ammons Meese	1970	68	$ 89,803	17 years
Rick H. Seagroves	1956	68	$ 37,265	17 years
Don J. Smith	1951	68	$ 24,831	17 years
Samuel Robert Spann, Jr	1948	68	$ 20,270	17 years
B. Larkin Spivey, Jr	1940	68	$ 11,797	17 years
James C. Yahnis	1955	68	$ 32,549	17 years

Supplemental Executive Retirement Plan

        We instituted a Supplemental Executive Retirement Plan (“SERP”), which is a non-qualified executive benefit plan in which we agree to pay the executive additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the executive. We select the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by the company in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the bank. We have entered into SERP contracts with the four executive officers of the bank. The benefits associated with such persons are as follows:

Name	Year of	Retirement	Annual Retirement	Duration of
	Birth	Age	Benefit	Retirement Benefit
Walter E. Standish, III	1950	65	$ 103,275	15 years
Richard N. Burch	1959	65	$ 126,578	15 years
Mary Katharine Huntley	1950	65	$ 75,047	15 years
Julien E. Springs	1956	65	$ 103,326	15 years

Beneficial Owners and Management

General

        The following table shows how much common stock is owned by our directors and executive officers and by owners of more than 5% of the outstanding common stock, as of March 3, 2006. Unless otherwise indicated, the mailing address for each beneficial owner is in care of Beach First National Bancshares, Inc., 1550 Oak Street Myrtle Beach, South Carolina 29577.

			Percentage of
	Number of		Beneficial
Name	Shares Owned (1)	Right to Acquire (2)	Ownership (3)

Michael Bert Anderson	21,675	16,500	1.20%
Bartlett Buie	18,996	16,500	1.12%
Richard N. Burch	3,856	19,500	*
Raymond E. Cleary, III	81,136	16,500	3.08%
E. Thomas Fulmer	6,105	12,000	*
Michael D. Harrington	116,157	16,500	4.18%
Mary Katharine ("Katie") Huntley	34,000	19,000	1.67%
Joe N. Jarrett, Jr	34,410	16,500	1.60%
Richard E. Lester	34,075	16,500	1.59%
Leigh Ammons Meese	18,031	14,250	1.02%
Rick H. Seagroves	64,200	16,500	2.54%
Don J. Smith	30,713	16,500	1.49%
Samuel Robert Spann, Jr	52,481	16,500	2.17%
B. Larkin Spivey, Jr	25,216	16,500	1.31%
Julien E. Springs	10,425	19,500	*
Walter E. Standish, III	25,050	45,000	2.21%
James C. Yahnis	36,075	16,500	1.66%
Wellington Management Co., LLP
73 State St., Boston, MA 02109	165,100	-	5.20%

Executive officers and directors as	612,601	310,750	29.10%
a group (17 persons)
________________
* Less than 1%

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired upon the exercise of stock options that are or become exercisable within 60 days of the date of this proxy statement.

(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 3,174,458 shares of common stock outstanding on March 3, 2006.

The following table sets forth the equity compensation plan information at December 31, 2005.

Equity Compensation Plan Information

			Number of Securities
			remaining available for
	Number of securities		future issuance under
	to be issued	Weighted-average	equity compensation
	upon exercise of	exercise price of	plans (c)
	outstanding options,	outstanding options,	(excluding securities)
Plan Category	warrants and rights(a)	warrants and rights (b)	reflected in column(a))

Equity compensation	402,702	$ 20.40	10,175
plans approved by
security holders

Equity compensation	0	0	0
plans not approved
by security holders

Total	402,702	$ 20.40	10,175

Meetings and Committees of the Board of Directors

        During the year ended December 31, 2005, the Board of Directors of the company held three meetings and the Board of Directors of Beach First National Bank held 9 regular meetings and one special meeting. All of the directors of the holding company attended at least 75% of the aggregate of the board meetings and committee meetings on which such board members served during this period, and all of the directors of bank attended at least 75% of the aggregate of the board and committee meetings on which such board members served during this period. We have adopted a policy which requires our directors to attend the annual shareholders meeting absent unusual or extenuating circumstances. Nine of our directors attended the annual meeting last year. The Board of Directors has also implemented a process for shareholders of the company to send communications to the Board. Any shareholder desiring to communicate with the Board, or with specific individual directors, may so do by writing to Richard N. Burch, secretary of the company, at Beach First National Bancshares, Inc., 1550 Oak Street, Myrtle Beach, South Carolina 29577 or by e-mail at dburch@beachfirst.com. The secretary has been instructed by the Board to promptly forward all such communications to the addressees indicated thereon.

        The company’s Board of Directors has appointed a number of committees, including an audit committee, an executive committee, compensation and benefits committee, and a nominating and corporate governance committee.

Director Independence

        Our board of directors is comprised of a majority of independent directors in compliance with the listing requirements of The NASDAQ National Market. Our board has determined that all members are independent as contemplated in the listing standards of the NASD and The NASDAQ National Market, except for Mike Harrington and Walt Standish.

Audit Committee

        The audit committee is composed of Messrs. Buie, Anderson, Seagroves, and Spivey. Each member is considered “independent” under applicable NASDAQ listing standards. Our board has determined that Mr. Buie qualifies as an audit committee financial expert under the SEC rules. The audit committee met three times in 2005.

        The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, and determining that all audits and examinations required by law are performed. The audit committee recommends to the board the appointment of the independent accountants for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent accountants the results of the audit and management’s responses. The audit committee charter, which is attached to this proxy statement as Appendix A, was adopted by our board of directors on December 20, 2000 and amended on February 23, 2004 and January 31, 2006. The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit committee reports its findings to the Board of Directors.

Report of the Audit Committee of the Board

        The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditor’s independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s Board of Directors that the audited financial statements be included in the company’s Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2005 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members, Messrs. Buie, Anderson, Seagroves, and Spivey.

Nominating and Corporation Governance Committee

        The nominating and corporate governance committee consists of Messrs. Cleary, Jarrett, Smith and Lester. Each member is considered “independent” under applicable NASDAQ listing. The nominating committee met one time during 2005. The committee recommends nominees for election to the Board of Directors. The committee acts under a written charter adopted by the Board of Directors on June 15, 2005.

        For directors previously elected by shareholders to serve on the Board and whose terms of service are expiring, the nominating committee considers whether to recommend to the Board the nomination of those directors for re-election for another term of service. The nominating committee also considers whether to recommend to the Board the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

        Our committee will consider director candidates recommended by shareholders who appear to be qualified to serve on our Board of Directors. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the committee’s resources, the committee will consider only those director candidates recommended in accordance with the procedures set forth below.

        Our committee will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing to the secretary of the company on or before the later to occur of (i) 60 days prior to the annual or special meeting or (ii) 10 days after notice of the meeting is provided to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in banking, business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

        The committee regularly assesses the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, our committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. Our Board of Directors considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Audit Fees

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004
Audit Fees	$78,820	$33,190
Audit-Related Fees	7,486	3,572
Tax Fees	5,975	3,350
All Other Fees	1,325	2,400
Total	$93,606	$42,512

        Audit Fees. This category includes the aggregate fees billed for professional services rendered by Elliott Davis, LLC for the audit of our annual consolidated financial statements and the limited reviews of our quarterly condensed consolidated financial statements for the years ended December 31, 2005 and 2004. Also included are fees related to the issuance of comfort letters and consents related to SEC filings associated with the stock offering.

        Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2005 and 2004. These services principally include limited consultation in assisting with the planning and documentation requirements of the Sarbanes-Oxley Act.

        Tax Fees. This category includes the aggregate fees billed for tax services rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2005 and 2004. These services include preparation of state and federal tax returns for the Company and its subsidiary.

        All Other Fees. This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2005 and December 31, 2004. These other services in fiscal 2005 consisted primarily of the review of documents associated with forming a limited liability corporation.

Oversight of Accountants; Approval of Accounting Fees

        Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent accountants. These services may include audit services, audit-related services, tax services and other services. The audit committee approves the fees for each specific category of service. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent accountant.

        All of the principal accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent accountant.

Independent Auditors

        We have selected the firm of Elliott Davis, LLC to serve as our independent accountants for the year ending December 31, 2006. We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have an opportunity to make a statement if he or she desires to do so.

Certain Relationships and Related Transactions
Interests of Management and Others in Certain Transactions

        We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

On September 1, 2005, we formed a subsidiary, BFNM Building, LLC in partnership with our legal counsel, Nelson Mullins Riley & Scarborough LLP for purposes of acquiring a parcel of land and constructing an office building on the property. Beach First owns two-thirds of BFNM Building, LLC and Nelson Mullins Riley & Scarborough owns the remaining one-third. The building will be a three-story, 46,066 square foot office building located on 3.5 acres at the southwest corner of Robert Grissom Parkway and 38th Avenue North in Myrtle Beach, South Carolina. Once completed, Beach First will move its main office to this location and Nelson Mullins Riley & Scarborough will relocate its Myrtle Beach legal office to the building. BFNM Building, LLC purchased the land for approximately $1.8 million and it is financing the construction project through a third-party lender with each of the owners being responsible for their respective interests in the project. We estimate that the total land and construction project will cost approximately $7.0 million, exclusive of tenant improvements. Beach First intends to lease two-thirds of the building (approximately 30,000 square feet) from the entity that owns the building. Because Beach First will initially only occupy approximately 11,000 square feet of space, we intend to lease the other 19,000 square feet of our portion to outside tenants. Nelson Mullins Riley & Scarborough will lease the remaining one-third of the building from the entity that owns it.

On September 1, 2005, BFNM Building, LLC, entered into an A1A Document A114-2001 Standard Form of Agreement between Owner and Contractor with Harrington Construction Company and Graham Group Architects to construct the building on the property for $5,237,478. Michael Harrington, one of our directors, is the owner and president of Harrington Construction Company. Under the contract, we expect that the building will be completed by June 2006. Harrington Construction Company was awarded the contract after a competitive bidding process. Harrington Construction Company’s total fee for the project is $233,116.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2005.

Shareholder Proposals for the 2007 Annual Meeting of Shareholders

        If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2007 Annual Meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 19, 2006. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials. A copy of the bylaws is available upon written request.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices on or before the later to occur of (i) 60 days prior to the annual meeting; or (ii) 10 days after notice of the annual meeting is provided to shareholders.

By Order of the Board of Directors,
Richard N. Burch, Secretary

March 20, 2006
Myrtle Beach, South Carolina

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
BEACH FIRST NATIONAL BANCSHARES, INC.
to be held on April 19, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints Raymond E. Cleary, III and Richard N. Burch, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Beach First National Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577 on Wednesday, April 19, 2006 at 2:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: “FOR” the proposal to elect the five identified Class II directors to serve on the Board of Directors each for three-year terms. If any other business is presented at the meeting, including a motion to adjourn the meeting, this proxy will be voted by the proxies in their best judgment.

                1.        PROPOSAL to elect the five identified Class II directors to serve for three year terms.

Class II

Michael Bert Anderson	Rick H. Seagroves
Bartlett Buie	Walter E. Standish, III
Michael D. Harrington

FOR all nominees	WITHHOLD AUTHORITY	AGAINST
listed (except as marked to	to vote for all nominees
the contrary)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.

Dated: ________________________, 2006

_____________________________________ Signature of Shareholder(s)	_____________________________________ Signature of Shareholder(s)
_____________________________________ Please print name	_____________________________________ Please print name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.